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                                                                   EXHIBIT 10.2

                                    As Amended through June 13, 1994

                          GENOVESE DRUG STORES, INC.
                             1987 EXECUTIVE BONUS
                                 & STOCK PLAN

         Section 1. STATEMENT OF POLICY. The Board of Directors of Genovese Drug Stores, Inc. believes that it would be in the best interests of the Company to adopt the Executive Bonus and Stock Plan in order to encourage long-term growth and profitability of the Company while encouraging continued employment with the Company by giving executives a proprietary interest in the Company.

         Section 2. DEFINITIONS. When used in this Plan, unless the context otherwise requires:

         (a) AWARD. "Award" shall mean the amount of cash and shares granted to a participant under this Plan.

         (b) BOARD OF DIRECTORS. "Board of Directors" shall mean the Board of Directors of the Company as constituted from time to time.

         (c) COMMITTEE. "Committee" shall mean the Compensation Committee of the Board of Directors of the Company as constituted from time to time.

         (d) COMPANY. "Company" shall mean Genovese Drug Stores, Inc., a Delaware Corporation.

         (e) FISCAL YEAR OR YEAR. "Fiscal Year or Year" shall mean the Company's fiscal year.

         (f) PARTICIPANT. "Participant" shall mean an employee selected by the Committee in its sole discretion who is eligible to receive awards under the Plan.

         (g)     PLAN.  "Plan" shall mean the 1987 Executive Bonus & Stock Plan.

         (h) SHARES OR STOCK. "Shares" or "Stock" shall mean the Class A common stock of the Company.

         (i) TARGETED PERFORMANCE CRITERION LEVEL. "Targeted Performance Criteria Level" shall mean the performance level for the succeeding fiscal year as approved by the Committee or the Board of Directors.

         Section 3.  ADMINISTRATION.

         (a) The Plan shall be administered by the Compensation Committee of the Board of Directors, which shall consist of at least three outside members of the Board not eligible for

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awards under this Plan.  All vacancies on this Committee shall be filled by the
Board. The Chairman of the Committee shall be designated by the Board of Directors.

         (b) Subject to the provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan, to define the terms used therein, to prescribe, and rescind rules and regulations related to the Plan, to approve and determine leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of this Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives and beneficiaries.

         Section 4.  MEETINGS.

         (a) Meetings of the Committee may be called by the Board of Directors or the Chairman of the Committee or may be called by a written request of any two (2) members of the Committee, and provided that the meetings may be held at any time without notice if all members of the Committee are present, or if any time before or after the meeting those not present waive notice of the meeting in writing. When practicable, at least one (1) day's notice of the meeting shall be given in person or by telephone, letter, telegram or telex.

         (b) At meetings of the Committee, the presence of a majority of the Committee at the time of such meeting shall be necessary to constitute a quorum. Any act of a majority present at a meeting where there is a quorum shall constitute an act of the Committee. Action may be taken by the Committee without a meeting if a written consent thereto is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. Members of the Committee may participate in meetings of the Committee by means of a conference, telephone or similar communications equipment by which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at such meeting.

         Section 5. SHARES AVAILABLE. The Committee may, but shall not be required to, grant in accordance with the Plan not more than 150,000 shares, which may be either treasury shares or authorized but unissued shares of Class A Common stock.

         Section 6. TIME FOR GRANTING AWARD. Awards may be granted by the Committee under this Plan up to and including January 20, 1997.

         Section 7. PERSONS ELIGIBLE. Persons eligible to receive awards under this Plan shall be such executives at the Company as the Committee in its sole and absolute discretion may select.

         Section 8. AWARDS PROCEDURE. The Committee or the Board of Directors at the close of the current fiscal year shall approve for the ensuing fiscal year a Targeted Performance Criterion Level as presented to it by management. The Committee or the Board of Directors shall in its sole and absolute discretion have the right to accept, reject,

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modify or alter any Targeted Performance Criterion Level presented to it by management.

         (a) The Committee shall determine the amount granted to each participant.

         (b) Within a reasonable time after the award date, the Company shall pay the participant in cash fifty (50%) of the amount awarded to the participant.

         (c) The balance of the amount awarded to the participant shall be paid in shares of the Company's Class A Common Stock. The number of shares shall be determined by dividing (i) the balance of the amount awarded to the participant, by (ii) the closing market price of such shares on the first business day of the fiscal year with respect to which such amount was awarded to the participant. Twenty percent (20%) of the number of shares awarded the participant shall be paid within a reasonable time after the award date. The balance of the shares shall be paid to the participant in the subsequent four fiscal years at a rate of twenty percent (20%) per year.

         (d) In the event of the death, permanent disability or retirement of a participant, the unpaid balance shall immediately vest and be due the participant or his beneficiary.

         (e) In the event of a change in control, being defined as a change of twenty-five percent (25%) or more of the voting power of the Company's stock, the Committee may at its sole and absolute discretion accelerate the pay-out dates with respect to the stock, and authorize the immediate payment of all stock due to a participant.

         Section 9. FORFEITURES. Upon termination of employment with the Company due to any other reason other than death, disability or retirement all stock granted but not received shall be forfeited by the Participant. Any stock forfeited hereunder shall revert to the Plan and shall be available for further awards under the Plan.

         Section 10. CHANGES IN CAPITALIZATION. In the event of any stock dividend, stock split, reclassification or other changes in the stock, the Committee shall make such adjustments as it deems equitable to accomplish the purpose of the Plan. The Committee's determination as to any adjustment shall be final and conclusive.

         Section 11.  AMENDMENTS.

                 (a)  Amendments by the Board of Directors or the Committee.

         After the initial approval of this Plan by the Shareholders of the Company, the Board of Directors or the Committee shall have the right to extend the length of this Plan, amend or modify the Plan from time to time or to terminate this Plan entirely.

                 (b)  Amendments requiring shareholder approval.

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         Notwithstanding the provision of Section 11 hereof, any amendments to the Plan which change the number of shares available under this Plan, as set forth in Section 5 hereof, or change the ratio of cash awards to stock awards,
Section 7 hereof, shall not be effective unless approved by a vote of the majority of votes entitled to vote thereon.

         Section 12. EFFECTIVENESS OF THE PLAN. The effectiveness of the Plan is subject to approval of the stockholders of the Company within one (1) year from January 20, 1987, except that the Plan shall be effective on and after January 20, 1987, to permit the granting of awards hereunder during said one
(1) year period. In the event that this Plan is not approved by the Company as aforesaid, any stock awards granted but not received shall be deemed void of no force and effect.

         Section 13.  WITHHOLDING TAXES.   To the extent that the Company is
required to withhold federal, state, or local taxes in connection with any payment made to or benefit realized by a participant or other person under the Plan, and the amounts available to the Company for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of any taxes required to be withheld. At the discretion of the Committee, any such arrangements may include relinquishment of a portion of any such payment or benefit. The Company and any participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.